Exhibit T3B-11

COMPANY AGREEMENT

OF

ePRODUCTION SOLUTIONS, LLC

March 31, 2013

This Company Agreement (this “Agreement”) of eProduction Solutions, LLC, a Texas limited liability company (the “Company”), is entered into by Weatherford Artificial Lift Systems, LLC, a Delaware limited liability company, as the sole member of the Company (together with any person (including any entity) admitted to the Company as a member of the Company pursuant to this Agreement, any such person, a “Member”).

A.                                    The Company was formerly incorporated in the State of Texas on November 21, 2000, by filing its Articles of Incorporation with the Secretary of State of the State of Texas (the “Texas Secretary”) and was converted from a Texas corporation into a Texas limited liability company by the simultaneous filing of a Certificate of Conversion of a Corporation Converting to a Limited Liability Company and a Certificate of Formation (the “Certificate”) with the Texas Secretary effective as of March 31, 2013 (the “Conversion”);

B.                                    The effect of the Conversion shall be as set forth in Section 10.106 of the Texas Business Organizations Code (as amended from time to time, the “TBOC”);

C.                                    Pursuant to this Agreement and the Conversion, all of the shares of capital stock in the Corporation were converted into the membership interests in the Company, and Weatherford Artificial Lift Systems, LLC (formerly Weatherford Artificial Lift Systems, Inc.), as the sole shareholder of the Corporation, was admitted the Company as the sole Member and became the owner of all of the membership interests in the Company as set forth herein; and

D.                                    The Member desires to execute this Agreement in order to set forth in its entirety the terms and conditions with respect to the ownership, operation, and continued existence of the Company.

NOW, THEREFORE, the Member, in consideration of the covenants, conditions and agreements contained herein, and for adequate consideration hereby acknowledged, hereby forms a limited liability company in accordance with Chapter 101 of the TBOC and agrees as follows:

ARTICLE I

ORGANIZATION OF THE COMPANY

1.                                      Continuation.

The Company hereby continues as a limited liability company under and pursuant to the provisions of the TBOC and upon the terms and conditions set forth in this Agreement. The fact that the Certificate is on file in the Office of the Texas Secretary shall constitute notice that the Company is a Texas limited liability company. Effective as of the time of the Conversion, (i) the Certificate of Incorporation of the Corporation and the By-Laws of the Corporation, each in effect on the date hereof, are replaced and superseded in their entirety by this Agreement and the Certificate in respect of all periods beginning on or after the Conversion, (ii) all of the shares of capital stock in the Corporation issued and outstanding immediately prior to the Conversion are converted to all of the membership interests in the Company, (iii) Weatherford Artificial Lift Systems, LLC, the sole stockholder of the

Corporation immediately prior to the Conversion, is hereby automatically admitted to the Company as the sole Member (such admission effective simultaneously with the Conversion) and is the owner of all the membership interests in the Company, (iv) all certificates, if any, evidencing shares of capital stock in the Corporation issued by the Corporation and outstanding immediately prior to the Conversion shall be surrendered to the Company and shall automatically be deemed canceled, (v) the Corporation is being continued without dissolution in the form of a Texas limited liability company governed by this Agreement, and (vi) in accordance with Section 10.106 of the TBOC, the Company shall constitute a continuation of the existence of the Corporation in the form of a Texas limited liability company and, for all purposes of the laws of the State of Texas, shall be deemed to be the same entity as the Corporation.

2.                                      Name.

The name of the Company is eProduction Solutions, LLC. All business of the Company shall be conducted under such name and all rights, title and interests to all property owned by the Corporation continues to be owned, subject to any existing liens or encumbrances on the property, by the Company. Notwithstanding the preceding sentence, the Member may change the name of the Company or adopt such trade or fictitious names as it may determine.

3.                                      Purposes and Permitted Activities.

The purpose for which the Company is formed is for the transaction of any and all lawful purposes for which a limited liability company may be organized under the TBOC.

4.                                      Powers.

Subject to all of the provisions of this Agreement, the Company shall have all powers necessary, appropriate or incidental to the accomplishment of its purposes and all other powers conferred upon a limited liability company pursuant to the TBOC.

5.                                      Term.

The term of the Company (in the form of a corporation) commenced on November 21, 2000 when the Articles of Incorporation were filed with the Texas Secretary and such term was not interrupted by the Conversion. The Company continues in existence from such date as the same entity and term of the Company shall be perpetual, unless it is required to wind up sooner as a result of either (i) an affirmative majority vote of the Members to wind-up the Company or (ii) any other event causing the Company to wind-up under the TBOC.

6.                                      Fiscal Year.

The fiscal year of the Company shall begin on January 1 and end on December 31 of each year.

7.                                      Principal Office.

The principal business office of the Company shall be located at such location as may be determined from time to time by the Member.

8.                                      Registered Office.

The registered office of the Company required by the TBOC to be maintained in the State of Texas shall be the office of the initial registered agent named in the Certificate, or such other place as the

Member may designate in the manner provided by law. The registered agent for service of process at such address shall be the initial registered agent named in the Certificate, or such other person as the Member may designate in the manner provided by law.

9.                                      Member.

The name and business or mailing address of the Member are as set forth on Exhibit A.

10.                               Admittance of Member.

The Member was the sole stockholder of the Company prior to the Conversion and, as a result of the Conversion, is now the sole Member.

11.                               Membership interests.

(a)                                 The membership interests of the Company shall be represented by, and issued in, unit increments (each, a “Unit” and collectively, the “Units”) as set forth on Exhibit A. The Company is hereby authorized to issue an unlimited number of Units to its Members.

(b)                                 Ownership of Units may be evidenced by certificates at the election and approval of the Member. Any certificate issued to a Member need not bear a seal of the Company but shall be signed by manual or facsimile signature of an officer of the Company, certifying the number of Units represented by such certificate. The books reflecting the issuance of any certificates shall be kept by the Secretary of the Company (or the Member in the event no such officer has been appointed). The certificates shall be consecutively numbered and shall be entered in the books of the Company as they are issued and shall exhibit the holder’s name and number of Units. The President, Senior Vice President or Secretary of the Company (or the Member in the event no such officer has been appointed) may determine the conditions upon which a new certificate may be issued in place of a certificate that is alleged to have been lost, stolen or destroyed and may, in his discretion, require the owner of such certificate or its legal representative to satisfy any reasonable requirements, including, without limitation, to give bond, with sufficient surety, to indemnify the Company and any transfer agent and registrar against any and all loss or claims that may arise by reason of the issuance of a new certificate in the place of the one lost, stolen, or destroyed. Each certificate shall bear a legend on the reverse side thereof substantially in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY SHALL HAVE BEEN DELIVERED TO THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT). THIS SECURITY IS SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE COMPANY AGREEMENT OF THE COMPANY, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

12.                               UCC Election.

All Units of the Company shall be securities governed by Article 8 of the Uniform Commercial Code and shall be evidenced by certificates, each of which shall bear the following legend: Each Unit shall constitute a “security” within the meaning of, and governed by, Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Texas.

13.                               Capital Contribution.

The Member’s capital in the Company existing at the time of the Conversion shall continue to be the Member’s capital in the Company immediately subsequent to the Conversion.

14.                               Additional Contributions.

No Member is required to make any capital contribution to the Company. However, a Member may make additional capital contributions to the Company at any time upon the written consent of such Member.

15.                               Distributions.

The Company shall make cash distributions to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 101.206 of the TBOC or other applicable law.

16.                               Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

17.                               Company Books and Records.

The Secretary (or such other officer of the Company as determined herein or as the Member may from time to time determine) will maintain and preserve during the term of the Company all books, certificates, records and other relevant Company documents.

18.                               Management.

In accordance with Section 101.251(2) of the TBOC, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the law of the State of Texas. The Member has the authority to bind the Company. The Member may appoint or otherwise contract with any persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Member may delegate to any such person (who may be designated an officer or authorized person of the Company) or entity such authority to act on behalf of the Company as the Member may from time to time deem appropriate.

19.                               Officers.

(a)                                 Appointment and Tenure.

(i)                                     The Member may, from time to time, designate officers of the Company to carry out the day-to-day business of the Company.

(ii)                                  The officers of the Company shall be comprised of one or more individuals designated from time to time by the Member. No officer need be a resident of the State of Texas. Each officer shall hold his offices for such terms and shall have such authority and exercise such powers and perform such duties as shall be determined from time to time by the Member. Any number of offices may be held by the same individual. The salaries or compensation, if any, of the officers of the Company shall be fixed from time to time by the Member.

(iii)                               The officers of the Company may consist of a president, a secretary and a treasurer. The Member may also designate one or more vice presidents, assistant secretaries, and assistant treasurers and such other officers and assistant officers as the Member shall deem necessary.

(b)                                 Removal. Any officer may be removed as such at any time by the Member, either with or without cause, through the sole discretion of the Member.

(c)                                  President. The president shall have general and active management of the day-to-day business and affairs of the Company as authorized from time to time by the Member and shall be authorized and directed to implement all orders, resolutions and business plans adopted by the Member.

(d)                                 Vice Presidents. The vice presidents, if any are designated, in the order of their seniority, unless otherwise determined by the Member, shall, in the absence or disability of the president, perform the duties and have the authority and exercise the powers of the president. They shall perform such other duties and have such other authority and powers as the Member may from time to time prescribe.

(e)                                  Secretary; Assistant Secretaries. The secretary, if one is designated, shall perform such duties and have such powers as the Member may from time to time prescribe. The assistant secretaries, if any are designated, in the order of their seniority, unless otherwise determined by the Member, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the Secretary. They shall perform such other duties and have such other powers as the Member may from time to time prescribe.

(f)                                   Treasurer; Assistant Treasurers. The treasurer, if one is designated, shall have custody of the Company’s funds and securities and shall keep full and accurate accounts and records of receipts, disbursements and other transactions in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated from time to time by the Member. The treasurer shall disburse the funds of the Company as may be ordered by the Member, taking proper vouchers for such disbursements, and shall render the president and the Member, when so directed by either, an account of all his transactions as treasurer and of the financial condition of the Company. The treasurer shall perform such other duties and have such other powers as the Member may from time to time prescribe. If required by the Member, the treasurer shall give the Company a bond of such type, character and amount as the Member may require. The assistant treasurers, if any are designated, in the order of seniority, unless otherwise determined by the Member, shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. They shall perform such other duties and have such other powers as the Member may be from time to time prescribe.

20.                               Other Business.

The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

21.                               Indemnification.

(a)                                 To the fullest extent permitted by applicable law, no Indemnitee (as defined below) shall be liable to the Company or any other person or entity who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnitee in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnitee (as defined below) by this Agreement. To the fullest extent permitted by law:

(i)                                     the Member and the officers, directors (if any) and managers (if any) of the Company shall; and

(ii)                                  employees of the Company or an affiliate of the Company may, upon approval of the Member (each of the persons listed in clause (i) and clause (ii), an “Indemnitee”), be indemnified and held harmless by the Company from and against any and all losses, claims, damages, judgments, liabilities, obligations, penalties, settlements and reasonable expenses (including legal fees) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason, as applicable, of its status as a Member or an officer, director, manager or employee of the Company or an affiliate thereof, regardless of whether the Indemnitee continues to be a Member or an officer, director, manager or employee or an affiliate thereof at the time any such liability or expense is paid or incurred, unless such indemnification would not be permitted under Texas law.

(b)                                 The Company may purchase and maintain insurance on behalf of such persons as the Members shall determine against any liability that may be asserted against or expense that may be incurred by such person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.

(c)                                  Expenses incurred by any Indemnitee in defending any claim with respect to which such Indemnitee may be entitled to indemnification by the Company hereunder (including without limitation reasonable attorneys’ fees and disbursements) shall, to the maximum extent that would be permitted under Texas law, be advanced by the Company prior to the final disposition of such claim, upon receipt by the Company of a written undertaking by or on behalf of such Indemnitee to repay the advanced amount of such expenses if it shall ultimately be determined that the Indemnitee is not entitled to indemnification by the Company under Section 21(a).

(d)                                 The indemnification, advancement and exculpation provided in this Section 21 is the for the benefit of the Indemnitees and shall not be deemed to create any right to indemnification, advancement or exculpation for any other persons or entities.

22.                               Limited Liability.

Except as otherwise provided by the TBOC or herein this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. In accordance with Section 101.114 of the TBOC, the Member shall not be obligated personally or otherwise liable for any debt, obligation or liability of the Company, including a debt, obligation or liability under a judgment, decree or order of a court, solely by reason of being a Member, except for (i) such Member’s liability to make any capital contribution required under this Agreement and (ii) the amount of any distributions made to such Member that must be returned to the Company pursuant to the terms hereof or the TBOC. No officer, director, manager or authorized person of the Company shall be obligated personally or otherwise liable for any such debt, obligation or liability of the Company, including, but not limited to, a debt, obligation or liability under a judgment, decree or order of a court, solely by reason of acting as an officer, director, manager or authorized person of the Company.

23.                               Assignments.

The Member may assign in whole or in part its membership interests with written notice to the Company. If the Member transfers all of its membership interests in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a Member.

24.                               Withdrawal.

The Member may withdraw from the Company with written notice to the Company. If the Member withdraws pursuant to this Section, an additional Member shall be admitted to the Company, subject to Section 23 above, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the withdrawal, and immediately following such admission, the withdrawing Member shall cease to be a Member.

25.                               Admission of Additional Members.

One or more additional Members of the Company may be admitted to the Company with the unanimous written consent of the Member. If additional Members are admitted to the Company as prescribed, all references to a “Member” herein shall be construed to refer to the “Members,” unless the context would require a differing interpretation.

26.                               Dissolution.

(a)                                 Events Requiring Dissolution.

The Company shall dissolve, and its affairs shall be wound up pursuant to Section 11.051 of the TBOC and upon the first to occur of the following: (i) the written consent of the Member, (ii) the retirement, withdrawal or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company unless the business of the Company is continued in a manner permitted by the TBOC, or (iii) the entry of a decree of judicial dissolution under Section 11.301 of the TBOC.

(b)                                 Bankruptcy.

The bankruptcy of the Member will not cause the Member to cease to be a Member and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c)                                  Wind-Up.

In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 11.053 of the TBOC.

(d)                                 Certificate of Termination.

When the winding up process under Chapter 11, Subchapter B of the TBOC has been completed, a certificate of termination setting forth the information required by the TBOC will be executed by one or more authorized persons and filed with the Texas Secretary. Upon such filing, the existence of the Company will cease, except for the purpose of suits, other proceedings and appropriate actions as provided in the TBOC.

27.                               Separable Provisions.

Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

28.                               No Benefit to Creditors.

None of the provisions of this Agreement are for the benefit of or enforceable by any creditors of the Company.

29.                               Governing Law.

This Agreement shall be governed by, and construed under, the laws of the State of Texas (without regard to conflict of law principles), all rights and remedies being governed by said laws.

30.                               Subject to All Laws.

The provisions of this Agreement shall be subject to all valid and applicable laws, including, without limitation, the TBOC, as now or hereafter amended, and in the event that any of the provisions of this Agreement are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control, and this Agreement shall be deemed modified accordingly, and, as so modified, to continue in full force and effect.

31.                               Amendments.

This Agreement may only be modified, altered, supplemented or amended by a writing executed and delivered by the Member.

(Remainder of page intentionally blank.)

IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the date first above written.

MEMBER:

WEATHERFORD ARTIFICIAL LIFT SYSTEMS, LLC

By:	/s/ Joseph C. Henry
Name:	Joseph C. Henry
Title:	Senior Vice President and Secretary

EXHIBIT A

Units of
Member	Membership Interests
Weatherford Artificial Lift Systems, LLC	1,000
2000 St. James Place
Houston, Texas 77056

A-1